UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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FIRSTMERIT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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III Cascade Plaza
Akron, Ohio 44308
March 17, 2005
To Our Shareholders:
      You are cordially invited to attend the Annual Meeting of Shareholders to be held on Wednesday, April 20, 2005, at 10:00 A.M. at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio 44308. The Convention Center will open at 8:30 A.M.
      The election of directors will take place at the Annual Meeting. This year we will elect four Class II Directors whose terms will expire at the Annual Meeting in 2008. All of the nominees are currently serving as directors.
      Enclosed with this letter is a Notice of Annual Meeting together with a Proxy Statement which contains information with respect to the nominees for director, as well as the other directors who will continue in office.
      It is important that your shares be voted, and we hope that you will be able to attend the Annual Meeting. We urge you to execute and return the enclosed form of proxy as soon as possible, whether or not you expect to attend the Annual Meeting in person.

Sincerely,

John R. Cochran
Chairman and Chief Executive Officer

Firstmerit Corporation
III Cascade Plaza
Akron, Ohio 44308
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Wednesday, April 20, 2005
      The Annual Meeting of Shareholders of FirstMerit Corporation, an Ohio corporation (“FirstMerit”), will be held at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio, on Wednesday, April 20, 2005, at 10:00 A.M. (local time), for the following purposes:

1.	To elect four Class II Directors; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.
      The Board of Directors has fixed the close of business on February 21, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, please fill in, date, sign and return the enclosed Proxy Card.

By Order of the Board of Directors,

Terry E. Patton
Secretary
Akron, Ohio
March 17, 2005
THE 2004 ANNUAL REPORT ACCOMPANIES THIS NOTICE.

FirstMerit Corporation

PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FirstMerit Corporation, an Ohio corporation (“FirstMerit” or “Company”), of the accompanying proxy to be voted at the Annual Meeting of Shareholders to be held on Wednesday, April 20, 2005, at 10:00 A.M. (local time), and at any adjournment thereof. Shares represented by duly executed proxies in the accompanying form received by the Board of Directors prior to the meeting will be voted at the meeting. A shareholder who signs and returns a proxy in the accompanying form may revoke it prior to or at the meeting by giving notice to the Secretary. FirstMerit® is a registered trademark of the Company.
      The close of business on February 21, 2005, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On that date FirstMerit had outstanding approximately 84,131,110 shares of common stock, no par value per share (“Common Stock”), each of which is entitled to one vote.
      The mailing address of the principal executive offices of FirstMerit is III Cascade Plaza, Akron, Ohio 44308; telephone number (330) 996-6300. This Proxy Statement, together with the related Proxy Card and FirstMerit’s 2004 Annual Report, are being mailed to the shareholders of FirstMerit on or about March 17, 2005.
Vote Required
      A majority of the votes eligible to be cast at the Annual Meeting must be present in person or by proxy to establish a quorum at the Annual Meeting. Abstentions and shares held by a nominee for a beneficial owner and which are represented in person or by proxy at the Annual Meeting but not voted with respect to one or more proposals (“Non-votes”) will be counted as present for purposes of establishing a quorum.
      Under Ohio law, FirstMerit’s Amended and Restated Articles of Incorporation, and its Amended and Restated Code of Regulations (“Regulations”), the nominees for election as directors who receive the greatest number of votes cast will be elected directors. Each shareholder will be entitled to cast one vote for each share owned. Shares as to which the authority to vote is withheld are not counted toward the election of directors. Shareholders may not cumulate votes in the election of directors.
      If the enclosed Proxy is signed and dated by the shareholder, but no vote is specified thereon, the shares held by such shareholder will be voted for the re-election of the four nominees.

ELECTION OF DIRECTORS
Nominees
      The Corporate Governance and Nominating Committee has recommended to the Board of Directors four Class II directors, and the Board of Directors has nominated such persons. These nominees will stand for election at this Annual Meeting of Shareholders.
      In 2002, the shareholders, pursuant to Article III, Section 2, of the Regulations, fixed the total number of directors at 15, with each class having five board members. Currently, only Class I has five directors serving.
      Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement and, as a matter of corporate policy, the Board believes it is important to maintain one or more vacancies in any of the three classes of directors. At this time there are two vacancies, one in Class II and one in Class III. Pursuant to Article III, Section 3, of the Regulations, a majority of the Board may appoint individuals to fill the vacancies. That ability might be important in connection with a future acquisition or if the Board finds a highly qualified candidate whom the Board believes should be appointed prior to the next annual meeting of shareholders. Any person so appointed would serve until the current term of that class of directors has expired, which could exceed one year.
      Set forth below for each nominee for election as a director and for each director whose term will continue after the Annual Meeting of Shareholders is a brief statement, including age, principal occupation and business experience during the past five years, and the number of shares of Common Stock beneficially owned by such director.
      If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Corporate Governance and Nominating Committee and approved by the Board. The Corporate Governance and Nominating Committee has no reason to believe that any nominee named will be unable to serve if elected.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS
(Term Expiring in 2008)

		Principal Occupation for Past Five Years
Name	Age	and Other Information	Director Since

Karen S. Belden	62	Realtor, The Prudential-DeHoff Realtors, Canton, Ohio	1996
R. Cary Blair	65	Retired since August 2003; formerly Chairman and Chief Executive Officer of Westfield Group, Westfield Center, Ohio, a group of financial services companies; Director, The Davey Tree Expert Company, Kent, Ohio, a publicly held horticultural company; Director, Bristol West Holdings, Inc., a publicly held automobile insurance company	1996
Robert W. Briggs	63	Chairman of the Board (President prior to February 2000) of the law firm of Buckingham, Doolittle & Burroughs, LLP, Akron, Ohio	1996
Clifford J. Isroff	68	Retired since January 2001; formerly Chairman and Secretary, I Corp., Akron, Ohio, a manufacturing holding company	1981
CLASS I DIRECTORS CONTINUING IN OFFICE
(Term Expiring in 2007)

		Principal Occupation for Past Five Years
Name	Age	and Other Information	Director Since

John R. Cochran	62	Chairman and Chief Executive Officer of FirstMerit, Chairman and Chief Executive Officer of FirstMerit Bank, N.A.	1995
Richard Colella	69	Attorney, Colella & Weir, P.L.L., Lorain, Ohio	1998
Philip A. Lloyd, II	58	Attorney, Vorys, Sater, Seymour and Pease LLP, Akron, Ohio	1988
Roger T. Read	63	Retired since 1995; formerly Chairman, Chief Executive Officer and President, Harwick Chemical Corporation, Akron, Ohio, a manufacturer and wholesaler of chemicals and allied products	1992
Richard N. Seaman	59	President and Chief Executive Officer, Seaman Corporation, a manufacturer of vinyl coated industrial fabrics	1998

CLASS III DIRECTORS CONTINUING IN OFFICE
(Term Expiring in 2006)

		Principal Occupation for Past Five Years
Name	Age	and Other Information	Director Since

John C. Blickle	54	President of Heidman, Inc., dba McDonald’s Restaurants, Akron, Ohio, quick service restaurants	1990
Terry L. Haines	58	President, Chief Executive Officer and Director, A. Schulman, Inc., Akron, Ohio, a publicly held manufacturer and wholesaler of plastic materials	1991
Jerry M. Wolf	59	Chairman and Chief Executive Officer of Midwest Acoust-A-Fiber, Inc.	1998
Gina D. France (1)	46	President of France Strategic Partners LLC, Medina, Ohio since January 2003, a strategy and transaction advisor to corporations; formerly Managing Director, Ernst & Young Corporate Finance, an investment banking business affiliated with the accounting firm of Ernst & Young LLP	2004

(1)	Ms. France was appointed by the Board of Directors in August 2004 to fill a vacancy in Class III.
     There are (and during the past five years there have been) no legal proceedings material to an evaluation of the ability of any director or executive officer of FirstMerit to act in such capacity or concerning such person’s integrity, and there are no material proceedings in which any director, officer or affiliate of the Company, or holder of more than 5% of any class of the Company’s securities, or associate of any of the foregoing, is a party adverse to FirstMerit or any subsidiary of FirstMerit.
      There were eight regularly scheduled and special meetings of the Board of Directors in 2004. All the directors attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees on which each served.
Committees of the Board of Directors
      The Board of Directors of FirstMerit has several committees and has appointed members to such committees since the 2004 Annual Meeting of Shareholders. During 2004, all of the nonemployee directors of FirstMerit were considered “independent” under the corporate governance rules of The Nasdaq Stock Market, Inc. (“Nasdaq”), with the exception of Philip A. Lloyd II.
      The Credit Committee consists of Philip A. Lloyd, II, Chair, Karen S. Belden, John C. Blickle, Robert W. Briggs and Richard Colella. It met six times in 2004 to monitor the lending activities of FirstMerit’s subsidiaries and to help assure such activities were conducted in a manner consistent with FirstMerit’s credit policy.
      The Risk Management Committee consists of Robert W. Briggs, Chair, John C. Blickle, Clifford J. Isroff, and Philip A. Lloyd, II. It was formed, and met twice in 2004, to oversee management’s implementation and enforcement of FirstMerit’s risk management framework throughout its organization.
      The Compensation Committee was appointed to establish policies for and levels of reasonable compensation for directors, officers and employees of FirstMerit and its subsidiaries, and to administer (among other plans) FirstMerit’s stock option plans, the FirstMerit Corporation Executive Cash Incentive Plan

(the “Executive Cash Incentive Plan”), the Amended and Restated Executive Deferred Compensation Plan (the “Executive Deferred Plan”) and the Executive Life Insurance Program (“Insurance Program”). In addition, the Committee is involved in administering the Pension Plan for Employees of FirstMerit Corporation and its subsidiaries (“Pension Plan”), the Executive Supplemental Retirement Plan (“SERP”) and the FirstMerit Corporation and Subsidiaries Employees’ Salary Savings Retirement Plan (“401(k) Plan”). A copy of the Compensation Committee Charter is available on the Company’s website at www.firstmerit.com. The committee met six times in 2004. The members of the Compensation Committee are R. Cary Blair, Terry L. Haines, Clifford J. Isroff, Roger T. Read and Richard N. Seaman. Mr. Read is serving as Chair. All of such members are considered “independent” for purposes of the Nasdaq listing standards.
      The Executive Committee evaluates and responds to management’s recommendations concerning planning, management, and acquisitions. The Executive Committee is authorized to act for the Board of Directors when the Board is not in session, except in certain limited circumstances. The members of the Executive Committee are Clifford J. Isroff, Chair, R. Cary Blair, John C. Blickle, John R. Cochran, Philip A. Lloyd, II, and Roger T. Read. It met nine times in 2004.
      The Audit Committee members are Karen S. Belden, John C. Blickle, Gina D. France, Richard N. Seaman, Jerry M. Wolf and R. Cary Blair. Mr. Blickle is serving as Chair. The Board of Directors has determined that it has two “audit committee financial experts” serving on its Audit Committee. John C. Blickle and recently appointed Board member Gina D. France each have been determined to have the attributes listed in the definition of “audit committee financial expert” set forth in the Instruction to Regulation S-K, Item 401(h)(1), and the requirements of Nasdaq. Mr. Blickle acquired those attributes through education and experience as a certified public accountant. Ms. France acquired those attributes through education and her experience in the investment banking industry. All of the Audit Committee members are considered “independent” for purposes of the Nasdaq listing standards. A copy of the Audit Committee Charter is available on the Company’s website at www.firstmerit.com. The Audit Committee met nine times in 2004.
      The Corporate Governance and Nominating Committee’s purpose is to (1) identify and recommend individuals to the Board of Directors for nomination as members of the Board and its committees; (2) develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company; and (3) lead the Board of Directors in its annual review of the Board’s performance. The committee consists of John C. Blickle, Clifford J. Isroff, and Roger T. Read. Mr. Isroff is serving as Chair. All of such members are “independent,” as independence is defined by Nasdaq for nominating committee purposes. The Board of Directors has adopted and reviews annually Corporate Governance Guidelines. A copy of the Corporate Governance and Nominating Committee Charter and a copy of the Corporate Governance Guidelines are available on the Company’s website at www.firstmerit.com. The Corporate Governance and Nominating Committee met nine times in 2004.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires FirstMerit’s directors, officers and persons who own more than ten percent of its Common Stock (“Section 16 Filers”) to file reports of ownership and transactions in the Common Stock with the Securities and Exchange Commission (the “Commission”), and to furnish FirstMerit with copies of all such forms filed. FirstMerit understands from the information provided to it by Section 16 Filers that for 2004, all reports were duly and timely filed by the Section 16 Filers, with the exception of the following: (i) the reports of stock options granted in February 2004 were filed one day late with respect to the following executive officers: Terrence E. Bichsel, Robert P. Brecht, Jack R. Gravo, David

G. Lucht, George P. Paidas, Terry E. Patton, and Larry A. Shoff; (ii) a late Form 5 was filed to report additional shares of Common Stock acquired by the spouse of Clifford J. Isroff on nine dates pursuant to reinvestments of dividends in a brokerage account; (iii) an amended Form 4 was filed late by Philip A. Lloyd II to change the reporting of shares of Common Stock owned directly and indirectly by his spouse as a result of a change in her ownership of a family limited liability company; and (iv) a Form 5 was filed late by John C. Blickle to reflect the exercise of stock options by a family limited liability company, and the acquisition of shares of Common Stock by a qualified retirement plan.
Beneficial Ownership and Stock Ownership Guidelines
      The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company by each director, each director nominee, each of the five most highly compensated executive officers of the Company, and all directors and executive officers of the Company as a group, as of February 15, 2005.

	Number of Shares(1)

Name	Sole	Shared	Options	Percent of Class

Karen S. Belden	36,885	107,600	28,800	.21%
R. Cary Blair	—	9,450	28,800	.05
John C. Blickle	75,302	2,152	3,000	.10
Robert W. Briggs	15,322	89,857	28,800	.16
John R. Cochran	422,343	27,420	808,166	1.49
Richard Colella	15,151	800	25,200	.05
Gina D. France	1,000	—	—	.001
Terry L. Haines	21,366	8,107	28,800	.07
Clifford J. Isroff	3,900	11,433	30,000	.05
Philip A. Lloyd II	50,054	1,025,407	30,000	1.31
Roger T. Read	36,468	126,824	27,600	.23
Richard N. Seaman	9,044	400	25,200	.04
Jerry M. Wolf	15,901	150	22,800	.05
Terrence E. Bichsel	9,771	—	145,667	.18
Jack R. Gravo	95,122	22,600	188,237	.36
David G. Lucht	18,199	—	69,456	.10
Larry A. Shoff	1,802	42	119,634	.14
All directors and executive officers as a group (20 persons)	932,082	1,479,629	2,109,241	5.37

(1)	The amounts shown represent the total outstanding shares beneficially owned by the individuals and the shares issuable upon the exercise of stock options exercisable within the next 60 days. The reported beneficial ownership includes the following numbers of shares, as to which the director disclaims beneficial ownership: Mrs. Belden, 107,600 held by a family member; Mr. Briggs, 7,512 held by a family member and 82,345 held by a third-party trust; and Mr. Lloyd, 251,032 held by his spouse directly and 667,595 held by a family limited liability company in which Mr. Lloyd’s spouse shares voting control. The reported beneficial ownership of Mr. Lloyd also includes 106,780 shares held directly by Mr. Lloyd’s two adult daughters, for whom Mr. Lloyd holds a general power of attorney.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary of Cash and Certain Other Compensation
      The following table provides certain summary information concerning the compensation paid or accrued by FirstMerit and its subsidiaries to or on behalf of its executive officers. The table shows the compensation of the Chief Executive Officer and each of the four other most highly compensated executive officers of FirstMerit determined as of the end of the last fiscal year (collectively, the “Named Executive Officers”), for the fiscal years ended December 31, 2004, 2003 and 2002.
Summary Compensation

	Annual Compensation					Long-Term Compensation Awards

					Other	Restricted	Securities
Name and					Annual	Stock	Underlying	All Other
Principal Position	Year	Salary(1)		Bonus(2)	Compensation(3)	Awards ($)(4)	Options/SARs (#)(5)	Compensation

John Cochran	2004	$687,500		$79,800	$-0-	$-0-	150,000	$41,292	(6)
Chairman and Chief	2003	661,250		-0-	-0-	-0-	150,000	40,542	(7)
Executive Officer	2002	640,000		274,500	-0-	-0-	240,866	39,792	(8)
Terrence E. Bichsel	2004	290,000		70,081	-0-	-0-	50,000	25,111	(6)
Executive Vice	2003	251,250		-0-	-0-	-0-	36,300	24,361	(7)
President	2002	243,650		114,278	-0-	-0-	36,000	23,611	(8)
Jack R. Gravo	2004	224,875		112,200	-0-	-0-	31,300	22,658	(6)
Executive Vice	2003	218,210		-0-	-0-	-0-	36,300	21,908	(7)
President	2002	211,250		45,025	-0-	-0-	36,000	21,158	(8)
David G. Lucht	2004	261,000		120,000	-0-	-0-	42,689	18,915	(6)
Executive Vice	2003	231,750		-0-	-0-	-0-	36,300	18,165	(7)
President	2002	140,625	(9)	112,500	-0-	427,500	50,000	9,165	(8)
Larry A. Shoff	2004	240,824		80,000	-0-	-0-	31,300	19,007	(6)
Executive Vice	2003	236,396		-0-	-0-	-0-	36,300	18,658	(7)
President	2002	207,431		103,727	-0-	-0-	20,000	16,852	(8)

(1)	The salary includes the deferred portion of salary under the 401(k) Plan.

(2)	The bonus includes amounts earned pursuant to the Executive Cash Incentive Plan.

(3)	Perquisites provided to each of the Named Executive Officers in 2004 did not exceed the lesser of $50,000 or 10% of total annual salary and bonus for any Named Executive Officer, and therefore are not included in these totals. Perquisites include tax preparation expenses and club memberships for each Named Executive Officer except Mr. Bichsel, who does not have a club membership.

(4)	On April 9, 1997, Mr. Cochran received 25,200 shares of restricted Common Stock pursuant to the FirstMerit Corporation 1997 Stock Plan. The fair market value of such shares equaled $717,948, based upon a closing market price of $28.49 per share, on December 31, 2004. The restrictions on the shares lapse ratably over a three-year period beginning in April 2005, but all may vest at an earlier time due to death, disability, a “Change in Control,” “Termination Without Cause” or “Termination for Good Reason.” The dividends on such shares are currently paid to Mr. Cochran.

On May 16, 2002, Mr. Lucht received 15,000 shares of restricted Common Stock pursuant to the FirstMerit Corporation Amended and Restated 1999 Stock Plan. The fair market value of such shares equaled $427,500, based upon a closing market price of $28.50 per share on the date of grant. The restrictions on the shares lapse ratably over a three-year period on each anniversary of such grant beginning in 2003, but all may vest at an earlier time due to
(Footnotes continued on next page)

death, disability, a “Change in Control,” “Termination Without Cause” or “Termination for Good Reason.” The dividends on such shares are currently paid to Mr. Lucht.

No other Named Executive Officer holds restricted stock. No long-term incentive plan payouts were made in 2004.

(5)	The terms of the stock options granted in 2004 to the Named Executive Officers are described in detail in the footnotes to the table “Options/ SAR Grants in Last Fiscal Year.” The numbers include the following numbers of shares relating to reload grants from prior years: Mr. Cochran, 60,866 in 2002 and Mr. Lucht, 7,689 in 2004.

(6)	“All Other Compensation” for 2004 includes the following: (i) contributions to FirstMerit’s 401(k) Plan to match the 2004 pre-tax elective deferral contributions made by each individual to the 401(k) Plan in the amount of $9,750 each; and (ii) amounts paid or accrued by FirstMerit for life and accidental death insurance under FirstMerit’s Insurance Program (together with amounts paid as a tax “gross-up” on such amounts): Mr. Cochran, $31,542, Mr. Bichsel, $15,361, Mr. Gravo, $12,908, Mr. Lucht, $9,165 and Mr. Shoff, $7,489. None of the Named Executive Officers received fees as a director or committee member.

(7)	“All Other Compensation” for 2003 includes the following: (i) contributions to FirstMerit’s 401(k) Plan to match the 2003 pre-tax elective deferral contributions made by each individual to the 401(k) Plan in the amount of $9,000 each; and (ii) amounts paid or accrued by FirstMerit for life and accidental death insurance under FirstMerit’s Insurance Program (together with amounts paid as a tax “gross-up” on such amounts): Mr. Cochran, $31,542, Mr. Bichsel, $15,361, Mr. Gravo, $12,908, Mr. Lucht, $9,165 and Mr. Shoff, $7,489. None of the Named Executive Officers received fees as a director or committee member.

(8)	“All Other Compensation” for 2002 includes the following: (i) contributions to FirstMerit’s 401(k) Plan to match the 2002 pre-tax elective deferral contributions made by each individual to the 401(k) Plan in the amount of $8,250 each (except Mr. Lucht, who did not yet participate in the Plan); and (ii) amounts paid or accrued by FirstMerit for life and accidental death insurance under FirstMerit’s Insurance Program (together with amounts paid as a tax “gross-up” on such amounts): Mr. Cochran, $31,542, Mr. Bichsel, $15,361, Mr. Gravo, $12,908, Mr. Lucht, $9,165 and Mr. Shoff, $7,489. None of the Named Executive Officers received fees as a director or committee member.

(9)	Mr. Lucht commenced employment on May 16, 2002 at the annual base salary of $225,000.

Executive Cash Incentive Plan
      FirstMerit’s Executive Cash Incentive Plan awards cash payments to approximately 35 employees of FirstMerit and its subsidiaries based upon the achievement of corporate and individual goals established at the beginning of the year by the Compensation Committee and the Board of Directors. The corporate goals are based upon the earnings per share of FirstMerit, and the individual goals are based upon the area of responsibility of each employee and typically include a measure of net income after capital charge for a particular business area. The awards to Named Executive Officers are in amounts established annually as a percentage of each Named Executive Officer’s salary (13% to 168% of base salary for the Chief Executive Officer and 8% to 110% of base salary for other Named Executive Officers for 2004).
Executive Deferred Compensation Plan
      FirstMerit’s Executive Deferred Plan allows participating executives to elect to receive incentive compensation payable with respect to any year in whole shares of Common Stock, to elect to defer receipt of any incentive compensation otherwise payable with respect to any year in increments of 25%, or to elect to defer receipt of any amount of base compensation otherwise payable in any year in increments of 1%. A stock account is maintained in the name of each participant and is credited with shares of Common Stock equal to the number of shares that could have been purchased with the amount of any compensation so deferred, at the closing price of the Common Stock on the day as of which the stock account is so credited. Distribution of a participant’s stock account is to be made within 30 days upon termination of employment, provided that a retiring participant may elect to receive his or her stock account in up to 120 monthly installments. A participant may also elect to withdraw all or a portion of the stock account in a single sum or in up to five equal annual installments during employment upon written notice given at least one year in advance. Notwithstanding the foregoing, all of a participant’s stock account is to be promptly distributed to a participant’s designee upon the participant’s death, whether during employment or after retirement or other termination.
Stock Options and Restricted Stock
      The Company maintains the following stock option and incentive stock plans, under which previous grants of incentive stock options, nonqualified stock options, and restricted shares, as the case may be, are outstanding: the Amended and Restated 1992 Stock Option Program, the Amended and Restated 1997 Stock Plan, the Amended and Restated 1999 Stock Plan, and the Amended and Restated 2002 Stock Plan (the “2002 Stock Plan”). Grants are currently being made primarily under the 2002 Stock Plan, but there may be some awards in 2005 under the Amended and Restated 1999 Stock Option Plan with respect to remaining shares of Common Stock available for issuance with respect to such plan. The foregoing list does not include stock plans maintained by the Company with respect to plans previously adopted by companies acquired by FirstMerit, under which FirstMerit no longer makes awards but certain awards previously granted remain outstanding.
      The following table contains information concerning the grant of stock options during fiscal 2004 under the 2002 Stock Plan to the Named Executive Officers.
Options/ SAR Grants in Last Fiscal Year

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates
		Percent of Total			of Stock Price
	Number of	Options/SARs			Appreciation for
	Total	Granted to			Option Term
	Options/SARs	Employees in	Exercise or	Expiration
Name	Granted(1)(2)	Fiscal Year	Base Price	Date	5%	10%

John R. Cochran	150,000	12.32%	$23.52	4/21/14	$2,218,740	$5,622,723
Terrence E. Bichsel	50,000	4.11%	$26.42	2/19/14	$830,770	$2,105,334
Jack R. Gravo	31,300	2.57%	$26.42	2/19/14	$520,062	$1,317,939
David G. Lucht	35,000	2.87%	$26.42	2/19/14	$581,539	$1,473,734
	7,689	.63%	$27.56	2/19/14	$105,401	$251,804
Larry A. Shoff	31,300	2.57%	$26.42	2/19/14	$520,062	$1,317,939

(1)	The 2002 Stock Plan generally provides for granting of incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”) (collectively “Stock Options”) and shares of restricted stock. The option price per share of ISOs must be equal to the fair market value of a share of Common Stock on the date granted. Under the 2002 Stock Plan, the option price of NQSOs must be equal to the fair market value per share on the date granted. The purchase price of any Stock Option must be paid upon exercise in (i) immediately available funds, (ii) shares of Common Stock, or (iii) a combination of (i) and (ii). If granted by the Compensation Committee, a one-time reload option of NQSOs may be granted equal to the number of whole shares used by the participant to exercise an option. Shares of stock acquired upon the exercise of the reload option are restricted from sale or transfer for two years. If so provided by the Compensation Committee, an option may be transferred to an option holder’s immediate family. In the event of a “Change in Control,” unless the Compensation Committee otherwise determines, any unvested Stock Options will immediately vest. “Change in Control” basically is defined as (a) a change in a majority of the board (unless the new board members were approved in advance by a 2/3rds vote of the current board), or (b) where a shareholder vote is required to approve a transaction: (i) the current FirstMerit shareholders will no longer hold 50% of the Common

Stock after the transaction, (ii) a group owns 25% or more of the outstanding Common Stock, and (iii) there has been a change in a majority of the current board.

(2)	All options provided by these grants vest ratably over a three-year period from the date of grant, except with respect to Mr. Lucht’s 7,689 reload shares, which vested on the date of grant.
     The following table contains information concerning the exercise of Stock Options under the Amended and Restated 1992 Stock Option Program, the Amended and Restated 1997 Stock Option Plan, the Amended and Restated 1999 Stock Option Plan, and the 2002 Stock Plan, and information on unexercised Stock Options held as of the end of the 2004 fiscal year, by the Named Executive Officers:
Aggregated Option/ SAR Exercises in Last Fiscal Year
And Fiscal Year-end Option/ SAR Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
			Options/SARs	Options/SARs
			At Fiscal Year-End	At Fiscal Year-End
Shares Acquired on
Name	Exercise	Value Realized	Exercisable/Unexercisable(1)	Exercisable/Unexercisable(2)

John R. Cohran	–0–	–0–	949,833/470,000	$6,356,442/2,356,100
Terrence E. Bichsel	–0–	–0–	104,900/98,200	$321,637/360,674
Jack R. Gravo	9,234	$104,132	153,703/79,500	$485,809/318,245
David G. Lucht	12,100	$91,960	45,689/71,200	$7,151/278,876
Larry A. Shoff	–0–	–0–	90,434/74,166	$296,537/314,372

(1)	Share information relating to options granted prior to September 1997 has been restated to give effect to the 2-for-1 stock split effective in that month.

(2)	Based upon the closing price of $28.49 reported on the Nasdaq National Market for the Common Stock of FirstMerit on December 31, 2004.
     The Board adopted stock ownership guidelines for its officers in February 1996. The guidelines state that, within five years after adoption, each officer of FirstMerit should own Common Stock having a market value equal to at least the following multiple of such officer’s base salary: Chief Executive Officer and President, five times; Executive Vice President, three times; and Senior Vice President, two times.
      The Company may currently award up to 500,000 shares of restricted Common Stock under the Employees Restricted Stock Program maintained under the 2002 Stock Plan for key employees designated by the Compensation Committee of the Board of Directors from time to time. Awards may consist of grants of restricted shares to participants as a bonus without other payment therefor, or for payment at less than the fair market value of the shares. A participant does not have a right to retain any restricted shares granted under an award unless and until restrictions imposed by such award have lapsed, which may include continued employment for periods of time and the attainment of various performance goals by the participant and/or the Company as specified therein.
      On April 9, 1997, the Company awarded to Mr. Cochran 25,200 restricted shares of Common Stock pursuant to the FirstMerit Corporation Amended and Restated 1997 Stock Plan. The restrictions on those shares lapse ratably over a three-year period beginning in April 2005, but all may vest at an earlier time due to death, disability, a “Change in Control,” “Termination Without Cause” or “Termination for Good Reason.” The dividends on such shares are currently paid to Mr. Cochran. Also, on May 16, 2002, the Company awarded to Mr. Lucht 15,000 restricted shares of Common Stock pursuant to the FirstMerit

Corporation Amended and Restated 1999 Stock Plan. The restrictions on those shares began lapsing ratably over a three-year period on each anniversary of the award, starting in 2003, but all may vest at an earlier time due to death, disability, a “Change in Control,” “Termination Without Cause” or “Termination for Good Reason.” The dividends on such shares are currently paid to Mr. Lucht.
Retirement Plans
      Under the Pension Plan for Employees of FirstMerit Corporation and Affiliates (the “Pension Plan”), a tax-qualified defined benefit pension plan, pension benefits may be paid to executive officers in the future. Executive officers participate in the Pension Plan on the same basis as other employees.
      The following table sets forth estimated annual retirement benefits (assuming the payments are made on a straight-life annuity basis) at age 65 payable to persons in the specified remuneration and years of service classification under the FirstMerit Pension Plan.
Pension Plan Table

	Estimated Annual Benefits Upon Retirement on
Average Base	December 31, 2004 with Years of Service Indicated
Salary Used for
Plan Benefits	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years

$150,000	$39,120	$52,160	$65,200	$78,240	$91,280	$101,405
200,000	53,370	71,160	88,950	106,740	124,530	138,030
250,000	67,620	90,160	112,700	135,240	157,780	174,655
300,000	81,870	109,160	136,450	163,740	191,030	211,280
350,000	96,120	128,160	160,200	192,240	224,280	247,905
400,000	110,370	147,160	183,950	220,740	257,530	284,530
450,000	124,620	166,160	207,700	249,240	290,780	321,155
500,000	138,870	185,160	231,450	277,740	324,030	357,780
550,000	153,120	204,160	255,200	306,240	357,280	394,405
600,000	167,370	223,160	278,950	334,740	390,530	431,030
650,000	181,620	242,160	302,700	363,240	423,780	467,655
700,000	195,870	261,160	326,450	391,740	457,030	504,280
750,000	210,120	280,160	350,200	420,240	490,280	540,905
800,000	224,370	299,160	373,950	448,740	524,530	577,530
850,000	238,620	318,160	397,700	477,240	556,780	614,155
900,000	252,870	337,160	421,450	505,740	590,030	650,780
      The foregoing figures are provided without regard to limitations on annual pension benefits that may be paid from a tax-qualified pension plan and trust under the Internal Revenue Code (“Code”). No deductions will be made for Social Security or other payments received.
      Pension benefits at normal retirement age 65 are based on the average base salary and commissions (exclusive of bonuses and overtime, if either exists, and not exceeding $205,000 in 2004) of each participant for the highest four consecutive years during the last ten years of employment. The benefits payable equal the sum of 1.35 percent of such average base salary multiplied by the number of years of credited service, up to

40 years, plus .55 percent of such average base salary in excess of “covered compensation,” multiplied by the number of years of credited service not exceeding 35 years. “Covered compensation” for this purpose means the average (without indexing) of the Social Security taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant attains (or will attain) Social Security retirement age.
      Contributions to the Pension Plan are actuarially determined and cannot be appropriately allocated to individual participants. As of December 31, 2004, the Named Executive Officers had the following numbers of years of service credited to them: Mr. Cochran had ten years, Mr. Bichsel, five years, Mr. Shoff, five years, Mr. Gravo, 29 years, and Mr. Lucht, three years.
      FirstMerit adopted a SERP for its employees originally dated February 13, 1987, in which currently only executive officers participate. The original SERP provided total executive retirement income based upon a formula of 50% of the average earnings of the final two years of the executive’s earnings, plus 1.5% of that average for each year of service up to ten years (so that the maximum percentage will not exceed 65% of that average). This retirement income “target” is then reduced by the benefits provided by other retirement and supplemental plans, Social Security, and the benefits from previous employers’ retirement plans to produce a net benefit under the SERP. In addition, benefits are further reduced by three percent for each year where the retirement age is less than 65 years.
      The SERP was amended in 2001 to provide total executive retirement income of 50% of the average of the highest three out of the final five years of the executive’s earnings and bonus. This retirement income “target” remains subject to the same adjustments as described above. The SERP benefit is payable in the same payment options as in the qualified pension plan.
      If the executive was a member of the plan prior to the amendment on January 1, 2001, the executive will receive the greater of the monthly retirement income calculated under the amended SERP or the original SERP.
      FirstMerit also has adopted an unfunded supplemental retirement benefit plan (the “Unfunded Plan”), in which persons entitled to receive benefits under the Pension Plan are eligible to receive the excess amounts they would have been entitled to under the Pension Plan but for limitations on maximum benefits imposed by the Code on tax-qualified pension plans.
      The Board of Directors established the 401(k) Plan as of October 1, 1985. This defined contribution benefit plan covers all employees of FirstMerit who have six months of service and have attained the age of twenty-one. The 401(k) Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. The 401(k) Plan permits each participant to contribute from 1% to 15% of compensation. Such contributions are known as voluntary pretax employee contributions. A participant’s voluntary pretax contributions and earnings are immediately vested and non-forfeitable. FirstMerit provides a matching contribution of an amount equal to 100% of the first 3% of the participant’s voluntary pretax contributions, and 50% of the next 3% of such contributions. These employer matching contributions and earnings are likewise immediately vested and non-forfeitable. The 401(k) Plan allows for participants to invest directly in shares of Common Stock of the Company, as well as a number of other investment alternatives comprised of a variety of investment funds. Each participant electing to purchase shares of Common Stock is permitted to vote such shares in the same manner as any other shareholder and is furnished proxy materials to such effect. Dividends paid by FirstMerit are reinvested in the 401(k) Plan for each participant. Prior to participants’ attainment of three years of service, all amounts in their matching accounts are invested entirely in shares of FirstMerit Common Stock. However, when participants complete their third year of service, they are entitled to direct the trustee to invest up to 100% of the amount held in their matching account among the other permitted investment funds. Distributions to participants are made by one or more of the following methods: (1) a single lump-sum payment, in cash and/or Common Stock; or (2) payments in equal or nearly equal monthly, quarterly, semiannual, or annual installments over any period not exceeding 10 years or the participant’s life expectancy at the date such payments commence, if less. Benefit distributions are recorded when paid to participants. All expenses associated with administering the 401(k) Plan, including the trustee’s fees and brokerage commissions on purchases of and transfers between investment funds, are paid by FirstMerit.
Compensation Committee Interlocks and Insider Participation
      The Board of Directors of FirstMerit has a Compensation Committee whose members are Messrs. Blair, Haines, Isroff, Read and Seaman. None of such persons was during the last completed fiscal year an officer or employee of FirstMerit or any of its subsidiaries or formerly an officer of FirstMerit or any of its subsidiaries. None of such directors had any business or financial relationships with FirstMerit requiring disclosure in this proxy statement.
Employment Contracts and Termination of Employment Arrangements
      This section discusses the employment contracts and termination agreements for the Chief Executive Officer and the other Named Executive Officers.
      Effective December 1, 2003, the Company entered into an Amendment to the Amended and Restated Employment Agreement with John R. Cochran which provides that he serve as the Chairman and Chief Executive Officer of the Company, sets his annual base salary at $665,000 (subject to annual review; Mr. Cochran’s base salary was set at $695,000 in April 2004), and also provides for the terms of payment of salary and benefits in the event of his death or disability, termination or a Change in Control. Pursuant to the agreement, Mr. Cochran will receive bonuses in accordance with the Company’s Executive Cash Incentive Plan. His threshold award under such program was initially set at 24%, and is now set at 13%, of his base salary; his maximum award is 168% of his base salary.
      Mr. Cochran also was provided the right to participate in various retirement plans, as well as certain additional benefits provided to executive officers (including those provided to all employees generally), as detailed in the “Summary Compensation” and “Option/ SAR Grants in Last Fiscal Year” tables above. The agreement contains a covenant not to compete for a minimum two-year period immediately following termination or expiration of the agreement that is conditioned upon FirstMerit’s payment of certain obligations. These obligations consist essentially of the payment of Mr. Cochran’s base salary, bonus and other benefits until the earlier of the second anniversary of the termination date or the last day of the month of Mr. Cochran’s sixty-fifth birthday. In the event that Mr. Cochran’s employment is terminated at his election or for “Cause,” the covenant not to compete remains in force, notwithstanding that FirstMerit may elect not to make the payments described in the preceding sentence.
      The Board of Directors also agreed to nominate Mr. Cochran to the Board of Directors. Additionally, if Mr. Cochran’s employment is terminated by FirstMerit without Cause or by Mr. Cochran with “Good Reason” during the term of the agreement, his base salary and benefits continue for one year. The agreement terminates on February 28, 2008, unless terminated at an earlier time pursuant to its terms.
      The employment agreement also provides that if there is a “Change in Control” of FirstMerit, and within three years Mr. Cochran is terminated without Cause or resigns with Good Reason, or within one year resigns without Good Reason (each a “Qualifying Termination”), he will be entitled to an amount payable in one lump sum in addition to amounts owed for the remaining term of any then applicable noncompetition agreement. This amount will be equal to (i) the lesser of (a) Mr. Cochran’s annual base salary in effect at the time of termination or immediately prior to the change in control (whichever is higher) or (b) one-twelfth of such annual base salary, multiplied by the number of months between the termination and Mr. Cochran’s sixty-fifth birthday (including both the months of termination and of Mr. Cochran’s birthday), plus (ii) an amount equal to the target level of incentive compensation during the year of the date of termination. Such amount will not be paid, however, if the termination is (i) due to death, retirement or disability, (ii) by FirstMerit (or its successor) for Cause, or (iii) by Mr. Cochran without Good Reason on or after the first anniversary of the Change in Control.
      In addition, Mr. Cochran is to receive a lump-sum payment after a Qualifying Termination equal to (i) the lesser of (a) the annual cost of all accident, disability, and life insurance in effect at the time of termination or immediately prior to the change in control (whichever is higher) or (b) one twelfth of such amount, multiplied by the number of months between the termination and Mr. Cochran’s sixty-fifth birthday (including both the months of termination and of Mr. Cochran’s birthday). Mr. Cochran also will receive continued health care coverage and continued payment by the Company of premiums on the Executive Life Insurance Policy (plus 40% of such premiums as a tax “gross-up”).
      Also, in the event of a Change in Control, Mr. Cochran’s stock options and similar rights in which he participates would be subject to immediate vesting. Based upon the closing price of FirstMerit Common Stock on December 31, 2004 of $28.49, and had a Change in Control and Qualifying Termination occurred on that date, the Company believes Mr. Cochran would have been entitled to a cash payment of approximately $5,843,779. In addition, Mr. Cochran would have received $2,788,454 as reimbursement for the tax imposed under Section 4999 of the Code, or any similar tax. FirstMerit also must pay for one year (up to $35,000) of reasonable outplacement expenses incurred by Mr. Cochran in seeking comparable employment through a placement firm.
      The Company also has an agreement to employ Mr. Lucht as Executive Vice President and Chief Credit Officer through December 31, 2005, at which time Mr. Lucht will become an at-will employee. The agreement sets Mr. Lucht’s base salary at $225,000 (subject to annual review; Mr. Lucht’s base salary was set at $270,000 in April 2004), and also provides for the terms of payment of salary and benefits in the event of his death or disability, certain terminations prior to December 31, 2005, or certain terminations after a Change in Control. Pursuant to the agreement, Mr. Lucht is eligible to participate in the Company’s Executive Cash Incentive Plan at levels established from time to time by the Board of Directors. Pursuant to the agreement, Mr. Lucht received nonqualified stock options to purchase 50,000 shares of Common Stock and 15,000 restricted shares of Common Stock.
      Mr. Lucht also was provided the right to participate in various retirement plans, as well as certain additional benefits provided to executive officers (including those provided to all employees generally), as detailed in the “Summary Compensation” and “Option/ SAR Grants in Last Fiscal Year” tables above. Additionally, if Mr. Lucht’s employment is terminated by FirstMerit without “Cause” or by Mr. Lucht with “Good Reason” before December 31, 2005, his base salary and benefits will continue until that time.
      To promote stability among the other executive officers, the Board of Directors has authorized the Company to enter into agreements with other key officers regarding their termination due to a change in control or due to a displacement. Displacement means the termination of the employee’s employment with the Company as a consequence of a merger, acquisition or like transaction, either before or after the closing of the transaction, and where no change in control of the Company has occurred. An employee cannot receive benefits under both the change in control and displacement agreements. The benefits under the displacement agreements are substantially similar to those provided under the change in control agreements. All of the other Named Executive Officers have agreements which have change in control and displacement provisions.
      The change in control agreements each provide that if there is a Change in Control of FirstMerit, and the Named Executive Officer is subsequently terminated during the term of his agreement, the officer will be entitled to an amount payable in one lump sum. This amount will be equal to the Named Executive Officer’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the Change in Control) multiplied by two (or 2.5 in the case of Mr. Bichsel), plus (ii) an amount equal to the target level of incentive compensation during the year of the date of termination, multiplied by two (or 2.5 in the case of Mr. Bichsel). Such amount will not be paid, however, if the termination is (i) due to death, retirement or disability, (ii) by FirstMerit for cause, or (iii) by the Named Executive Officer other than for good reason (each a “Disqualifying Termination”). In addition, each Named Executive Officer is to receive benefits during the two-year period after termination (or 30 months in the case of Mr. Bichsel) which must include medical and life insurance benefits identical to those in effect just before the change in control.
      Upon a Change in Control, each Named Executive Officer also will be entitled to immediate vesting of all stock options and similar rights in which the officer participates. Based upon the closing price of FirstMerit Common Stock effective for December 31, 2004 of $28.49, the Company believes that, had a Change in Control and a termination (other than a Disqualifying Termination) occurred on that date, the following Named Executive Officers would have been entitled to the following payments: Mr. Bichsel, $755,718, Mr. Gravo, $769,181, Mr. Lucht, $3,364,642 and Mr. Shoff, $708,444. Except for Mr. Lucht, the foregoing totals are limited to the amounts permitted under Section 4999 of the Code without being considered “parachute payments.” For the duration of his employment agreement, Mr. Lucht is entitled to reimbursement of the tax imposed under Section 4999 or any similar tax. FirstMerit must also pay for one year (up to $25,000) of reasonable outplacement expenses incurred by the officer in seeking comparable employment through a placement firm.
FirstMerit Compensation Committee Report on Executive Compensation

Philosophy and Composition of Committee
      FirstMerit’s executive compensation program, designed and administered by the Compensation Committee of the Board of Directors, is intended to enable FirstMerit to attract, motivate and retain top quality executive officers by providing a fully competitive and comprehensive compensation package. It provides for base salaries that reflect individual performance as well as annual variable incentive awards payable in cash for the achievement of financial performance goals established historically by the Compensation Committee and approved by the independent directors. In addition, long-term, stock-based incentive awards are granted to strengthen the mutuality of interest between the executive officers and FirstMerit’s shareholders and to motivate and reward the achievement of important long-term performance objectives of FirstMerit. Retirement plans provide further incentive for executive officers to remain with FirstMerit for the long term.

Establishment of Executive Compensation Program and Procedures
      For each executive officer, the Committee is responsible for the establishment of base salary, as well as an award level for the Executive Cash Incentive Plan, both subject to approval by the independent directors.

The Committee is also responsible for the award level and administration of the stock option programs for executive officers, as well as recommendations regarding other executive benefits and plans, subject to the same approval process.
      In 2004, the Compensation Committee met six times and utilized the services of Gough Management Co. (“Gough”) and Hewitt Associates (“Hewitt”), compensation and benefit companies, to make recommendations regarding FirstMerit’s executive compensation program. The advice of Gough and Hewitt was reviewed by the Committee in making its determinations and recommendations. The Committee also consulted with the executive officer in charge of its Human Resources Department. In reviewing the individual performance of the Named Executive Officers whose compensation is detailed in this Proxy Statement, the Committee takes into account the views of the Chief Executive Officer of FirstMerit. In evaluating the Chief Executive Officer’s performance for 2004, the Committee reviewed reports submitted by each director and reported on that evaluation directly to the independent members of the Executive Committee, and then to all independent directors.
      As an overall evaluation tool in determining levels of compensation for the FirstMerit executive officers, as well as for the Chief Executive Officer, the Committee reviews the compensation policies of other public companies, as well as published financial industry salary surveys. Although the Committee has not established a specific comparison group of bank holding companies for determination of compensation, those listed in the salary surveys that share one or more common traits with FirstMerit, such as market capitalization, asset size, geographic location, similar lines of business and financial returns on assets and equity, are given more weight. The companies listed in the various salary surveys may or may not be included in the Nasdaq Banks Index (an index included in FirstMerit’s “Performance Graph” below).

Components of Named Executive Officer Compensation
      For 2004, the executive compensation program for the Named Executive Officers consisted of four primary components: (i) a base salary; (ii) incentive compensation; (iii) executive benefits, such as life insurance and retirement benefits; and (iv) benefits that are generally available to all employees. These components are discussed in detail below.
      Base Salary. Each Named Executive Officer’s base salary and performance are reviewed annually. Base salary is determined primarily by evaluating the individual officer’s level of responsibility for the position, comparing the position to similar positions within FirstMerit and by comparing salaries detailed in the salary surveys for executives with similar experience and responsibilities outside of FirstMerit.
      Significant weight is also given to the views of the Chief Executive Officer of FirstMerit regarding how the Named Executive Officer has performed relative to his or her annual performance goals. These goals are established annually by the Chief Executive Officer for each Named Executive Officer and include personal and corporate goals. The nature of these goals differs depending upon each officer’s job responsibilities. Goals are both qualitative in nature, such as the development and retention of key personnel, quality of products and services and management effectiveness; and quantitative in nature, such as sales and revenue goals, and cost containment.
      The Named Executive Officer’s base salary was then approved by the Committee based upon the items listed above, as well as upon the Company’s overall performance during the preceding year. The Committee did not place a specific weight value on any of the above-listed factors.

      Incentive Compensation. Incentive compensation includes two programs: the award of cash bonuses through the Executive Cash Incentive Plan and the award of stock options and restricted stock. Participants and awards under FirstMerit’s incentive plans were determined by the Committee in 2004 (subject to Board approval with respect to stock awards).
      Cash Incentive Compensation. FirstMerit’s policy for cash incentive compensation, as set forth in the Executive Cash Incentive Plan, is to reward the achievement of financial objectives established in advance by the Committee and the Board of Directors. At the beginning of each year, corporate performance goals are established by the Committee and the Board of Directors. The corporate performance goals focus upon the earnings per share of FirstMerit. Individual performance goals, such as net income after capital charge for a business area, are proposed by the Chief Executive Officer and the Executive Vice President of Human Resources, and recommended and approved by the Compensation Committee and Board of Directors, respectively. An incentive bonus award for a Named Executive Officer depends upon two basic factors: (i) the position held by the Named Executive Officer, which establishes a maximum bonus available based upon a percentage of the officer’s base salary (13% to 168% of the base salary for the Chief Executive Officer and 8% to 110% of the base salary for the other Named Executive Officers for 2004) and (ii) the extent to which the performance goals have been met or exceeded.
      All cash incentive compensation is paid in the first quarter of each year with regard to the prior year, unless deferred at the officer’s election under FirstMerit’s Executive Deferred Plan.
      Stock Options and Restricted Stock. FirstMerit’s philosophy for granting stock options is based on the principles of encouraging key employees to remain with the Company by providing them with a long-term interest in the Company’s overall performance and an incentive to manage with a view toward maximizing long-term shareholder value. Stock option grants provide an incentive for the creation of shareholder value since the full benefit of the grant to each Named Executive Officer can only be realized with an appreciation in the price of FirstMerit’s Common Stock.
      Option grants provide the right to purchase shares of FirstMerit’s Common Stock at the fair market value on the date of the grant. Stock options are granted to Named Executive Officers pursuant to the 2002 Stock Plan using guidelines which include corporate performance and individual responsibilities and performance.
      In 2004, the Committee determined and awarded stock options to certain key individuals. The Named Executive Officers were granted options which vest ratably each year over a three-year period from the date of grant. The total number of options granted in 2004 for all participants in the 2002 Stock Plan was 1,217,602 shares of Common Stock, of which 305,289 shares, or 25.07%, were awarded to the Named Executive Officers.
      Stock Ownership Guidelines. The Board adopted stock ownership guidelines for its officers in February, 1996. The guidelines state that, within five years after adoption, each officer of FirstMerit should own Common Stock having a market value equal to at least the following multiple of the officer’s base salary: Chief Executive Officer and President, five times; Executive Vice President, three times; and Senior Vice President, two times. The Board annually reviews the level of ownership to monitor the progress towards attaining these guidelines. The purpose of the guidelines is to foster enhanced personal interests in the financial performance and success of the Company.
      Executive Benefits. Executive officers who meet predetermined eligibility requirements are able to participate in the Company’s executive benefit plans, in addition to the benefits offered to all full-time employees. These executive benefits include a variable life insurance policy, executive long-term disability program, the SERP, as amended, the Unfunded Plan, the Executive Deferred Plan and change in control agreements.
      General Employee Benefits. All full-time employees, including executive officers, are eligible to participate in Company-sponsored employee benefit programs. These benefits are commonly available in business and are considered necessary to attract and retain talent in the Company. These benefits include medical and prescription drug insurance, term life insurance, long-term and short-term disability, paid holidays, paid time off, vision and dental insurance, the 401(k) Plan, and the Pension Plan.
      Consideration of All Elements of Executive Compensation. The Compensation Committee considers the totality of the compensation and benefits offered to FirstMerit’s executive officers as part of the Committee’s efforts to attract and retain executive talent for the Company. The Compensation Committee reviews and approves all eligible executives for benefits and approves the salary increases for executive officers.
      Throughout the year, the Compensation Committee reviews participation in the various executive benefit plans and the cost of these plans, and acts upon recommendations by management and consultants to modify the various elements of executive compensation and participation in benefit programs. The Compensation Committee evaluates all aspects of the benefit and compensation offerings in their totality in terms of their competitiveness, purposes and costs.

Determination of the Chief Executive Officer’s Compensation
      John R. Cochran has served as the Chief Executive Officer of the Company since March 1, 1995. Mr. Cochran’s compensation package is detailed in this Proxy Statement under the tables and descriptive paragraphs of this section entitled “Executive Compensation and Other Information.”
      Mr. Cochran’s base salary for 2004 was determined by the Committee through an assessment of multiple factors, including the annual financial results of FirstMerit and his overall performance as a leader of the Company. In determining compensation, the various management and performance categories are given different weights (from 7.5% to 25.0%) and different maximum ratings (from 4 to 28 points), to yield an aggregate weighted evaluation rating. In addition to these weighted factors, the Committee also reviewed information from Gough to determine if there were any overall trends in the financial services industry regarding compensation of chief executive officers that would suggest any adjustments to the amounts to be paid to Mr. Cochran.
      Based on these factors, the Committee established Mr. Cochran’s 2004 annual base salary at $695,000, which was an increase from his prior $665,000 base salary. Mr. Cochran was also granted stock options to purchase 150,000 shares of Common Stock which vest ratably over the next three years. All options were granted at a per share price equal to 100% of the fair market value on the date of grant. All options granted were NQSOs and equated to 12.32% of all options granted in 2004 to participants in the 2002 Stock Plan.

Deductibility of Executive Compensation
      The Committee has reviewed the qualifying compensation regulations issued by the Internal Revenue Service under Code Section 162(m), which provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to the chief executive officer or any of the other four highest paid officers of the corporation to the extent that the remuneration paid to the employee exceeds $1.0 million for the applicable taxable year, unless certain conditions are met. Compensation pursuant to stock option plans and other performance based compensation may be excluded from the $1.0 million limit. Currently, remuneration is not expected to exceed the $1.0 million limit for any employee covered by Section 162(m), although the uncertain value of stock awards at future dates makes it impossible for FirstMerit to assure that such limit will not be exceeded at some date in the future.
      The Committee believes that stock options awarded under certain of FirstMerit’s stock option plans, including the 2002 Stock Plan, the Amended and Restated 1999 Stock Option Plan and the Amended and Restated 1997 Stock Option Plan, will not count toward the Section 162(m) limit. Stock options still outstanding under earlier FirstMerit stock plans and restricted stock awards and dividend units would not be so exempt from the calculation. Amounts deferred by executives under the Executive Deferred Plan will not count toward the Section 162(m) limit.
      The foregoing report has been respectfully furnished by the members of the Compensation Committee as of February 16, 2005, being:

Roger T. Read, Chair Terry L. Haines Richard N. Seaman	R. Cary Blair Clifford J. Isroff

Performance Graph
      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on FirstMerit’s Common Stock against the cumulative return of the Nasdaq Banks Index, the Nasdaq Index and the S&P 500 Index for the period of five fiscal years commencing December 31, 1999 and ended December 31, 2004. The graph assumes that the value of the investment in FirstMerit Common Stock and each index was $100 on December 31, 1999 and that all dividends were reinvested.

	1999	2000	2001	2002	2003	2004

FMER	100.00	$121.65	$129.29	$105.28	$137.69	$150.64
Nasdaq Banks (1)	100.00	117.74	132.51	141.72	188.55	214.32
Nasdaq	100.00	60.82	48.16	33.12	49.93	54.50
S&P 500	100.00	90.90	80.10	62.40	80.30	87.34

(1)	This is an Index of the Center for Research in Security Prices (CRSP®) and includes all companies listed on the Nasdaq Stock Market as companies within the SI codes of 602 and 671, which codes designate commercial banks, bank holding companies and certain other financial institution holding companies.
Director Compensation
      The following table describes the standard arrangements pursuant to which non-employee directors of FirstMerit have been compensated for their services. These arrangements were effective as of April 2004:

Annual	Fee per		Fee per		Fee per Audit
Base Retainer Fee	Board Meeting		Committee Meeting		Committee Meeting

$22,000	$1,500	(1)	$1,350	(1)	$1,750	(1)

(1)	Directors are paid $750 for telephonic Board and committee meetings.
     Each non-employee director who serves as the chair of a Board committee receives additional cash compensation of $1,350 per meeting, except the chair of the Audit Committee who receives $1,750 per Audit Committee meeting. Also, Clifford J. Isroff received an additional $40,000 for serving as the lead independent director in 2004. FirstMerit may pay fees to directors who are former officers of FirstMerit or its subsidiaries but not to directors who are incumbent officers of FirstMerit or its subsidiaries.
      The FirstMerit Director Deferred Compensation Plan (“Director Deferred Plan”), which was approved by the shareholders in April 1996, permits each director of FirstMerit who is not an employee to elect to defer fees in either “stock units” (which are not actual shares of FirstMerit Common Stock, but are tied to the performance thereof), or have them credited by FirstMerit to a deferred benefit account, which is credited with interest at a rate that is two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year. Six of FirstMerit’s directors participated in the Director Deferred Plan during 2004.
      In April 1999, the shareholders approved the FirstMerit Corporation 1999 Stock Plan (the “1999 Stock Plan”). The 1999 Stock Plan generally provides for granting NQSOs to directors who are not full-time employees of FirstMerit. Under the Plan, up to 200,000 shares of Common Stock may be issued, subject to adjustment in the event of certain corporate transactions as described below. Pursuant to the 1999 Stock Plan, each non-employee director was permitted to be awarded annually, on the day after the Annual Meeting of Shareholders, NQSOs to purchase 5,000 shares of Common Stock. This amount may be changed from time to time by the Board. The option price per share is 100 percent of the fair market value of a share of Common Stock on the date the option is granted. The Plan provides that in the event of a change in control, FirstMerit will promptly pay to each participant an amount equal to the aggregate amount accrued on any dividend units held by the participant on the date of the change in control, although no dividend units are outstanding.
      In April 2002, the shareholders approved the 2002 Stock Plan, and in April 2004, the shareholders approved the Amended and Restated 2002 Stock Plan. This Plan generally provides for granting of NQSOs to directors who are not full-time employees of FirstMerit. Under the Plan, up to 300,000 shares of Common Stock may be issued, subject to adjustment in the event of certain corporate transactions. Each non-employee director is awarded annually, on the day after the Annual Meeting of Shareholders, NQSOs to purchase a certain number of shares of Common Stock (3,000 in 2004). This amount may be increased from time to time by the Board, but cannot exceed 10,000 shares annually. The option price per share is 100 percent of the fair market value of a share of Common Stock on the date the option is granted. The Plan provides that in the event of a change in control, FirstMerit will promptly pay to each participant an amount equal to the aggregate amount accrued on any dividend units held by the participant on the date of the change in control, although no dividend units are outstanding. In addition, each non-employee director is awarded a one-time grant of 1,000 restricted shares at the time of first election or appointment to the Board of Directors, and 500 restricted shares annually on the day after the Annual Meeting of Shareholders, each of which vest on the first year anniversary of the date of grant, provided the director remains in office.
      In February 1996, the Board adopted stock ownership guidelines for its directors. The guidelines state that within five years after adoption, each director of FirstMerit should own Common Stock having a market value equal to at least five times the director’s base retainer.
Certain Relationships and Related Transactions
      During 2004, certain current directors and executive officers of FirstMerit, and their associates, were customers of and had banking transactions with FirstMerit’s subsidiaries in the ordinary course of business. FirstMerit expects that these relationships and transactions will continue in the future. All loans and commitments to loans included in such transactions, including equipment leasing transactions, were made and will be made in the future on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not employed by or affiliated with FirstMerit, and did not involve more than the normal risk of collectibility or present other unfavorable features.
      The law firm of Vorys, Sater, Seymour and Pease LLP performed legal services for FirstMerit and its subsidiaries in 2004. Philip A. Lloyd, II, a Class I Director of FirstMerit, was of counsel with the law firm during 2004. Fees related to such services during 2004 did not exceed 5% of the law firm’s gross revenues.
      The law firm of Colella & Weir, P.L.L. received fees for the performance of legal services for one of FirstMerit’s subsidiaries in 2004. Richard Colella, a Class I Director of FirstMerit, is a shareholder of the law firm. During 2004, Colella & Weir, P.L.L. was paid $99,467. The amount of Mr. Colella’s interest in such fees cannot practicably be determined.
Principal Shareholders
      The following table describes the beneficial ownership of Common Stock of each person or entity known by FirstMerit to be the beneficial owner of more than five percent of the total shares issued and outstanding on or about February 15, 2005. Under rules and regulations promulgated by the Commission, a person is deemed to be the “beneficial owner” of all the shares with respect to which he has or shares voting power or investment power, regardless of whether he is entitled to receive any economic benefit from his interest in the shares. As used herein, the term “voting power” means the power to vote or to direct the voting of shares, and “investment power” means the power to dispose of or to direct the disposition of shares.
      These parties have certified to the Commission that the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of FirstMerit.

	Shares and Nature of Beneficial
	Ownership

Name and Address of	Sole	Shared
Beneficial Owner	Ownership	Ownership	% of Class

Cincinnati Financial Corporation P.O. Box 145496 Cincinnati, OH 45250	5,351,500	–0–	6.36%

HYMF Limited (Barclays Global Fund Advisors) (Barclays Global Investors, NA) P.O. Box 908 GT George Town, Grand Cayman	4,859,142	–0–	5.76%
Report of the Audit Committee of the Board of Directors
      The Audit Committee of the Board of Directors (the “Audit Committee”) for 2004 was comprised of six directors. Effective February 2003, the Board adopted a new Audit Committee Charter that reflects the corporate governance reforms embodied by current and proposed Commission and Nasdaq rules and listing standards. The directors who serve on the committee are John C. Blickle, Chair, Karen S. Belden, R. Cary Blair, Gina D. France, Richard N. Seaman and Jerry M. Wolf, and all such directors are “independent” for purposes of the Nasdaq listing standards.

      One of the corporate governance reforms under Sarbanes-Oxley requires each reporting company to disclose whether it has at least one “audit committee financial expert” serving on its Audit Committee, and if so, the name of the expert and whether the expert is independent of management. The Commission’s rules define an audit committee financial expert as a person who has the following attributes, acquired through requisite education and experience:

•	An understanding of generally accepted accounting principles and financial statements;

•	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•	Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	An understanding of internal controls and procedures for financial reporting; and

•	An understanding of audit committee functions.
      The Board of Directors has determined that John C. Blickle and Gina D. France each are an “audit committee financial expert.” Mr. Blickle obtained such knowledge through his education and experience as a certified public accountant. Ms. France acquired those attributes through education and her experience in the investment banking industry.
      Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Committee chair, as representative of the Committee, discusses the interim financial information contained in quarterly earnings announcements with both management and the independent auditors prior to public release. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent accountants and must pre-approve all services provided by the independent accountants.
      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and, other than Mr. Blickle and Ms. France for the purposes described above, are not experts in the fields of accounting or auditing, including in respect of auditor independence. Nasdaq rules require each member of the Audit Committee to be able to read and understand financial statements. The Company believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”
      In this context, the Audit Committee met and held discussions with management of the Company, who represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with both management and the independent accountants. The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants their independence. As part of such discussion, the Audit Committee reviewed a report from its auditor and others regarding the fees received in the following categories in 2003 and 2004.

Audit Fees
      The aggregate fees billed for each of the last two fiscal years for the audit of the Company’s annual financial statements, the review of financial statements included in the Company’s quarterly reports on Form 10-Q, statutory and subsidiary audits and services provided in connection with regulatory filings during those two years were $1,179,526 in 2004 and $617,870 in 2003.

Audit-Related Fees
      The aggregate fees billed in each of the last two fiscal years for assurance or services reasonably related to the audit and review of financial statements were $151,085 in 2004 and none in 2003. The 2004 fees primarily related to Sarbanes-Oxley Section 404 advisory services.

Tax Fees
      No fees were billed in either of the last two fiscal years for tax compliance, tax advice or tax planning services.

All Other Fees
      The aggregate fees billed in each of the last two fiscal years for services other than those set forth above were $1,600 in 2004 and $8,100 in 2003. Such services consisted primarily of an audit of collateral securing advances by the Federal Home Loan Bank.
      The Audit Committee has a policy of pre-approving, and in 2004 did pre-approve, all audit and non-audit services provided to the Company by the auditor of its financial statements.
      Based upon the Audit Committee’s discussion with management and the independent accountants, and the Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee, recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Commission. The Audit Committee also recommended that PricewaterhouseCoopers LLP be retained as the Company’s independent accountants for the 2005 fiscal year.

John C. Blickle, Chair Karen S. Belden R. Cary Blair	Gina D. France Richard N. Seaman Jerry M. Wolf
Auditors
      Upon the recommendation of the Audit Committee, FirstMerit has selected PricewaterhouseCoopers LLP as its auditors for 2005. PricewaterhouseCoopers LLP, and its predecessor Coopers & Lybrand, has served as auditors for FirstMerit since 1992. A representative of the auditors will be present at the meeting and will be available to answer questions. The representative will have the opportunity to make a statement at the meeting if he or she desires to do so.
Shareholder Proposals and Board Nominations
      Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of FirstMerit for its next Annual Meeting of Shareholders to be held in 2006 may be made only by a qualified shareholder and must be received by FirstMerit no later than November 17, 2005.
      If a shareholder intends to submit a proposal at the Company’s 2006 Annual Meeting of Shareholders that is not eligible for inclusion in the Proxy Statement relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, by January 31, 2006, then the proxy holders will be allowed to use their discretionary authority if the proposal is properly raised at the Company’s Annual Meeting in 2006. The submission of such a notice does not ensure that a proposal can be raised at the Company’s Annual Meeting.
      The Corporate Governance and Nominating Committee will consider nominees for directors of FirstMerit recommended by a shareholder who submits the person’s name and qualifications in writing. The Corporate Governance and Nominating Committee has no specific minimum qualifications for a recommended candidate, and the committee does not consider shareholder-recommended candidates differently from others. The Corporate Governance and Nominating Committee considers:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which the Company does business;

•	Ability and willingness to commit adequate time to Board and committee matters;

•	The fit of the individual’s skills with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company; and

•	Diversity of viewpoints, background, experience and other demographics.
      The Corporate Governance and Nominating Committee makes its recommendation to the Board of Directors, and nominees are selected by vote of the independent directors of the Board.
      Under FirstMerit’s Regulations, a shareholder entitled to vote for the election of directors who intends to nominate a director for election must deliver written notice to the Secretary of FirstMerit no later than (i) with respect to the election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (ii) with respect to the election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The notice from the shareholder must set forth certain information concerning the shareholder and each nominee, including names and addresses, a representation that the shareholder is entitled to vote and intends to appear in person or by proxy at the meeting, a description of arrangements or understandings between the shareholder and each nominee, such other information required to be included in a proxy statement, and the consent of each nominee to serve as a director of FirstMerit if so elected.
Shareholder Communications with Directors and Attendance at Shareholder Meetings
      All directors are expected to make every effort to attend meetings of the shareholders of the Company. All directors attended the 2004 Annual Meeting of Shareholders. All written communications addressed to an individual director at the address of the Company or one of the offices of a subsidiary of the Company, except those clearly of a marketing nature, will be forwarded directly to the director. All written communications addressed to the Board of Directors at the address of the Company or one of the offices of a subsidiary of the Company will be presented to the full Board of Directors at a meeting of the Board of Directors.
Incorporation by Reference
      The report of the Compensation Committee and the Audit Committee Report (including reference to the independence of the Audit Committee members) above, and the Stock Price Performance Graph, are not deemed filed with the Commission and shall not be deemed incorporated by reference into any prior or future filings made by FirstMerit under the 1933 Act, or the 1934 Act, except to the extent that FirstMerit specifically incorporates such information by reference.
General
      The accompanying proxy is solicited by and on behalf of the Board of Directors of FirstMerit, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by FirstMerit. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of FirstMerit. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and FirstMerit will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. FirstMerit has engaged Innisfree M&A Incorporated to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the meeting. The costs of such services are estimated at $10,000, plus reasonable distribution and mailing costs.
      Management of FirstMerit has no information that other matters will be brought before the meeting. If, however, other matters are properly presented, the accompanying proxy will be voted in accordance with the best judgment of the proxy holders with respect to such matters.

Terry E. Patton
Secretary

Akron, Ohio
March 17, 2005

FIRSTMERIT CORPORATION

ANNUAL MEETING OF SHAREHOLDERS, APRIL 20, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF FIRSTMERIT CORPORATION.

     The undersigned hereby appoints FRANK H. HARVEY, JR. AND JAMES L. HILTON, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of FirstMerit Corporation on Wednesday, April 20, 2005, and any adjournment(s) and postponement(s) thereof, with all powers that the undersigned would possess if personally present, with respect to the proposal(s) set forth on the reverse side hereof. The affirmative vote of a majority of the shares represented at the meeting may authorize the adjournment of the meeting; provided, however, that no proxy which is voted against a proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE HEREOF, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ELECTION OF THE NOMINATED DIRECTORS. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH PROPERLY COME BEFORE THE MEETING.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF SHAREHOLDERS OF

FIRSTMERIT CORPORATION
April 20, 2005

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE — Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER

ACCOUNT NUMBER

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. For the election of four Class II Directors

NOMINEES:
☐	FOR ALL NOMINEES	O	Karen S. Belden
		O	R. Cary Blair
☐	WITHHOLD AUTHORITY	O	Robert W. Briggs
	FOR ALL NOMINEES	O	Clifford J. Isroff

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2.	Such other business which is properly brought before said meeting and any adjournments thereof.

THE DIRECTORS RECOMMEND APPROVAL OF THESE MATTERS.

The undersigned acknowledges receipt from FirstMerit Corporation prior to the execution of this proxy of the Notice of Meeting and a Proxy Statement.

DO YOU HAVE ANY COMMENTS? Please use the comments box on the reverse side.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

FIRSTMERIT CORPORATION
April 20, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. For the election of four Class II Directors

NOMINEES:
☐	FOR ALL NOMINEES	O	Karen S. Belden
		O	R. Cary Blair
☐	WITHHOLD AUTHORITY	O	Robert W. Briggs
	FOR ALL NOMINEES	O	Clifford J. Isroff

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2.	Such other business which is properly brought before said meeting and any adjournments thereof.

THE DIRECTORS RECOMMEND APPROVAL OF THESE MATTERS

The undersigned acknowledges receipt from FirstMerit Corporation prior to the execution of this proxy of the Notice of Meeting and a Proxy Statement.

DO YOU HAVE ANY COMMENTS? Please use the comments box on the reverse side.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.